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FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Lazzara, Jr.     Gasper                       Orthodontic Centers of America, Inc. ("OCA")     Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  5000 Sawgrass Village Circle, Suite 25          Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)         December 1999      ----        title ---       below)
                 (Street)                                                 -------------------               below)
  Ponte Vedra Beach, Florida        32082                                 5. If Amendment,          Chairman and Co-Chief Executive
-------------------------------------------                                  Date of Original       Officer
  (City)           (State)           (Zip)                                   (Month/Year)           --------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     1/8/99        G      2,623        D           N/A            62,688             D          N/A
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                                                                                              80,000             I    By Ponte Vedra
                                                                                                                         Long Term
                                                                                                                           Trust*
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                                                                                             301,832             I     By charitable
                                                                                                                           trust*
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                                                                                             685,400             I     By trusts for
                                                                                                                          benefit of
                                                                                                                          children*
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                                                                                           2,724,924             I      By limited
                                                                                                                       partnerships*
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                             (Over)
                                                                                                                      SEC 2270(3-99)
Potential persons who are not to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date      Expira-          Amount or
                                                              ---------------  Exer-     tion     Title   Number of
                                                                (A)     (D)    cisable   Date             Shares
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Option to Buy               $12.375       10/26/99    A       120,000    N/A   1/1/01   12/1/09    Common  120,000          N/A
                                                                                                   Stock
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Option to Buy                    872,469                  D                           N/A
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Explanation of Responses:

* The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed as an admission that such reporting person is the beneficial owner of such shares for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Gasper Lazzara, Jr., D.D.S. 2/11/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
